Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC.

ANNOUNCES 2016 FOURTH QUARTER

AND ANNUAL EARNINGS

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (February 2, 2017) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces achievement of $700.0 million in total consolidated assets and its 2016 fourth quarter and annual profits.

Fourth Quarter and Annual 2016 Highlights:

	Q4	Annual
Net income (000’s)	$1,806	$6,370
Diluted EPS	$0.52	$1.81
Dividend, per common share	$0.22	$0.82
Net Interest Margin	4.01%	4.12%

John R. Milleson, President and CEO, stated, “It makes me very proud to announce the Company’s reaching $700 million in total consolidated assets. With the Bank’s 135th anniversary in 2016, I believe this milestone reflects the Company’s long-held belief in and commitment to being a strong and conservative yet progressive financial institution, a slogan originally coined by Bank of Clarke in the 1930’s. It’s interesting to note the parallels in that 80+ year slogan that continue to inspire our Company. Sound decisions are made every day to remain strong – and independent. We believe our conservative approach, when appropriate, allows us to successfully control risk. And our progressive side allows us to develop products and services to meet the preferences of a constantly evolving customer base. All-in-all, a time-honored approach that still resonates in 2017. Additionally, as I have had the pleasure of proclaiming for several years now, I am extremely pleased with the Company’s ability to increase its annual dividend to shareholders for the 30th consecutive year.”

Income Statement Review

Net income was $6.4 million for the year ended December 31, 2016 which represented a decrease of 7.6% when compared to net income in 2015. Net income for the quarter ended December 31, 2016 was $1.8 million reflecting an increase of 33.3% from the quarter ended December 31, 2015. The decrease in net income for the year ended December 31, 2016, resulted mostly from the $2.4 million net gain realized on the redemption of outstanding trust preferred capital notes during 2015. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash. on the sales of investment securities.

Net interest income for the quarter ended December 31, 2016 was $6.2 million and $5.9 million for the same period in 2015. Net interest income for the year ended December 31, 2016 was $24.7 million which represented an increase of 6.8% when compared to $23.1 million in 2015. This increase in net interest income for the year resulted mainly from the decreased costs of the Company’s interest bearing liabilities.

Total loan interest income was $5.8 million for the quarter ended December 31, 2016 and $5.5 million for the quarter ended December 31, 2015. Total loan interest income was $23.0 million for the year ended December 31, 2016, reflecting an increase of $1.3 million from the year ended December 31, 2015. Average loans for the quarter ended December 31, 2016 were $516.2 million compared to $491.2 million for the same period in 2015. Average loans for the year ended December 31, 2016 were $510.0 million compared to $479.1 million for 2015. The tax equivalent yield on average loans for the quarter ended December 31, 2016 was 4.48%, up four basis points from the same time period in 2015. The tax equivalent yield on average loans for the year ended December 31, 2016 was 4.58%, up two basis points from 2015. Interest income from the investment portfolio was $636,000 thousand for the quarter ended December 31, 2016, reflecting a decrease of 7.7% when compared to $689,000 for the same period in 2015. Interest income from the investment portfolio was $2.7 million for the years ended December 31, 2016 and 2015. Average investments for the quarter ended December 31, 2016 were $107.9 million compared to $104.0 million for the same period in 2015. Average investments for the year ended December 31, 2016 were $105.3 million compared to $102.8 million for 2015. The tax equivalent yield on average investments for the quarter ended December 31, 2016 was 2.78%, down 32 basis points from the same time period in 2015. The tax equivalent yield on average investments for the year ended December 31, 2016 was 2.92%, down 21 basis points from 2015.

Total interest expense was $220,000 for the three months ended December 31, 2016 and $302,000 for three months ended December 31, 2015. Total interest expense for the year ended December 31, 2016 was $1.1 million, representing a decrease of $280,000 or 20.8% from the year ended December 31, 2015. The average cost of interest bearing liabilities decreased eight basis points when comparing the quarter ended December 31, 2016 to the same time period in 2015. The average cost of interest bearing liabilities decreased 15 basis points when comparing the year ended December 31, 2016 to the same time period in 2015. The average balance of interest bearing liabilities increased $3.6 million from the quarter ended December 31, 2015 to the same period in 2016. Although average balances of interest bearing deposits had increased by nearly $27.0 million when comparing the quarter ended December 31, 2016 to the same period in 2015, the decrease in Federal Home Loan Bank advances contributed to the decrease in the average cost of total interest bearing liabilities. On July 12, 2016, the Company’s prepaid a $20.0 million outstanding advance with the Federal Home Loan Bank of Atlanta. The $20.0 million advance had an interest rate of 1.30%. The average balance of interest bearing liabilities increased $5.7 million from the year ended December 31, 2015 to the same period in 2016. This increase was also the result of the growth in interest bearing non-maturity deposits.

The net interest margin was 4.01% for the quarter ended December 31, 2016. When compared to the quarter ended December 31, 2015, the net interest margin increased four basis points. The net interest margin was 4.12% for the year ended December 31, 2016. When compared to the year ended December 31, 2015, the net interest margin increased eight basis points. The increases for the aforementioned periods was mostly attributable to the increased volume of average earnings assets and lower cost of funds.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income was $1.6 million for the quarter ended December 31, 2016 and $1.3 million for the same period in 2015. Noninterest income was $6.7 million for the year ended December 31, 2016 and $8.4 million for the same period in 2015. This decrease resulted mostly from the $2.4 million net gain realized on the redemption of outstanding trust preferred capital notes during 2015. Other service charges and fees increased $338,000 or 10.0% from the year ended December 31, 2016 to the same period in 2015. This increase was driven mostly by the increase in ATM fees. Other operating income increased $276,000 from the year ended December 31, 2106 to the same period in 2015. This increase resulted mostly from gain recognized on the maturity of an interest rate swap. On December 4, 2008, the Company entered into an interest rate swap agreement related to the outstanding trust preferred capital notes. The swap agreement became effective on December 1, 2008. The notional amount of the interest rate swap was $7.0 million and has an expiration date of December 1, 2016. Under the terms of the agreement, the Company paid interest quarterly at a fixed rate of 2.85% and received interest quarterly at a variable rate of three month LIBOR. The variable rate resets on each interest payment date. This agreement was designated as a cash-flow hedge at inception of the contract until the redemption of the trust preferred capital notes on July 29, 2015. As a result of the redemption, the derivative contract had no longer been classified as a cash flow hedge and was currently recorded in the balance sheet at its fair value with changes in fair value recorded in other operating income (loss) in the Consolidated Statements of Income.

Noninterest expense decreased $378,000, or 6.6%, to $5.4 million for the quarter ended December 31, 2016 from $5.8 million for the quarter ended December 31, 2015. Several items contributed to this decrease including the recording of a $235,000 valuation allowance for other real estate owned during the quarter ended December 31, 2015. Several other noninterest expense categories decreased from the quarter ended December 31, 2015 to the same period in 2016 including equipment expense, FDIC insurance expense and professional fees.

Noninterest expense increased $171,000 to $22.7 million for the year ended December 31, 2016 when compared to $22.5 million for the same period in 2015. Much of this increase resulted from the increase in salary and employee benefit expense. Salary and employee benefit expense increased $697,000 when comparing the year ended December 31, 2016 to the same period in 2015. The majority of this increase results from the hiring of new employees for the Company’s additional retail branch, located in Leesburg, Virginia. Because this branch opened during November 2015, the year ended December 31, 2016, reflects an increase of approximately $414,000 in    personnel costs related to the additional staff acquired when compared to the same time period in 2015. Equipment expense increased $231,000 to $1.3 million for the year ended December 31, 2016 when compared to $1.1 million for the same period in 2015. This increase in results from various investments in technology to address the Company’s growth. Other real estate owned expense decreased $275,000 when comparing the year ended December 31, 2016 to the same period in 2015. The majority of this decrease relates to a valuation allowance of $235,000 that was established for real estate that was foreclosed upon in November of 2015.    Other operating expenses decreased $251,000 when comparing the year ended December 31, 2016 to the same period in 2015.    This decrease relates mostly to the Company’s 2015 purchase of land. On June 10, 2015, the Company purchased the land on which one of its retail branches resided. The land was purchased subject to an existing lease and subsequently recorded at market value, resulting in a $520,000 write down of the total purchase price.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $6.2 million or 0.95% of total assets at December 31, 2015 to $7.4 million or 1.05% of total assets at December 31, 2016. This increase resulted mostly from the increase in nonaccrual loans. Total nonaccrual loans totaled $7.0 million at December 31, 2016 and $5.3 million at December 31, 2015. During 2016, 15 loans totaling approximately $3.1 million came off of nonaccrual status while 14 loans totaling nearly $5.1 million were added. The remaining change in the balance of nonaccrual loans resulted mostly from payments from the borrowers. The majority of the nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Loans greater than 90 days past due and still accruing decreased from $307,000 at December 31, 2015 to $8,000 at December 31, 2016. Other real estate owned decreased from $571,000 at December 31, 2015 to $370,000 at December 31, 2016. During 2016, the Company foreclosed on three pieces of real estate totaling $696,000 and sold four pieces of other real estate owned totaling $897,000.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At December 31, 2016, the Company had 26 troubled debt restructurings totaling $7.2 million. Approximately $5.7 million or 20 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2015, the Company had 23 troubled debt restructurings totaling $7.2 million. Approximately $6.7 million or 21 loans were performing loans, while the remaining loans are on non-accrual status.

The Company realized $11,000 in net charge offs for the quarter ended December 31, 2016 versus net recoveries of $44,000 for the three months ended December 31, 2015. The Company recognized a negative provision for loan losses totaling $142,000 and $188,000 for the quarter and year ended December 31, 2016, respectively. A negative provision for loan losses of $250,000 and $227,000 was recorded for the three months and year ended December 31, 2015, respectively. The ratio of allowance for loan losses to total loans was 0.87% at December 31, 2016 and 1.00% at December 31, 2015. The ratio of allowance for loan losses to total nonaccrual loans was 64.44% at December 31, 2016 and 93.81% at December 31, 2015. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at December 31, 2016 were $700.1 million, which represented an increase of $48.5 million or 7.44% from total assets of $651.7 million at December 31, 2015. Total loans increased $21.4 million from $495.6 million at December 31, 2015 to $516.9 million at December 31, 2016. Total securities increased $12.6 million from $107.7 million at December 31 2015, to $120.3 million at December 31, 2016.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased $53.2 million to $603.9 million at December 31, 2016 from $550.7 million at December 31, 2015. The Company held $11.0 million in brokered deposits at December 31, 2015. Borrowings with the Federal Home Loan Bank of Atlanta were $20.0 million at December 31, 2015. On July 12, 2016, the Company’s prepaid the $20.0 million outstanding advance with the Federal Home Loan Bank of Atlanta. The $20.0 million advance had an interest rate of 1.30%.

Equity

Shareholders’ equity was $79.4 million at December 31, 2016 and $78.2 million at December 31, 2015. The book value of the Company at December 31, 2016 was $23.01 per common share. Total common shares outstanding were 3,468,243 at December 31, 2016. On January 18, 2017, the board of directors declared a $0.22 per common share cash dividend for shareholders of record as of February 3, 2017 and payable on February 17, 2017.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	4Q16	3Q16	2Q16	1Q16	4Q15
Net Income (dollars in thousands)	$1,806	$1,428	$1,611	$1,525	$1,355
Earnings per share, basic	$0.52	$0.40	$0.46	$0.43	$0.38
Earnings per share, diluted	$0.52	$0.40	$0.46	$0.43	$0.38
Return on average total assets	1.07%	0.85%	0.97%	0.89%	0.84%
Return on average total equity	9.00%	7.03%	8.07%	7.42%	6.92%
Dividend payout ratio	4.23%	50.00%	43.48%	46.51%	52.63%
Fee revenue as a percent of total revenue	19.82%	21.17%	20.56%	18.68%	17.64%
Net interest margin (1)	4.01%	3.94%	4.16%	4.09%	3.97%
Yield on average earning assets	4.14%	4.10%	4.35%	4.30%	4.17%
Yield on average interest-bearing liabilities	0.23%	0.25%	0.31%	0.32%	0.31%
Net interest spread	3.92%	3.85%	4.50%	3.98%	3.85%
Tax equivalent adjustment to net interest income (dollars in thousands)	$146	$147	$149	$148	$151
Non-interest income to average assets	0.95%	1.00%	1.05%	1.00%	0.83%
Non-interest expense to average assets	3.19%	3.50%	3.51%	3.40%	3.58%
Efficiency ratio (2)	67.62%	74.61%	70.84%	70.33%	78.51%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	4Q16	3Q16	2Q16	1Q16	4Q15
BALANCE SHEET RATIOS
Loans to deposits	85.60%	88.52%	90.58%	91.35%	89.99%
Average interest-earning assets to average-interest bearing liabilities	164.25%	163.98%	160.81%	158.08%	157.81%
PER SHARE DATA
Dividends	$0.22	$0.20	$0.20	$0.20	$0.20
Book value	23.01	23.28	$23.09	$22.70	$22.25
Tangible book value	23.10	23.28	$23.09	$22.70	$22.25
SHARE PRICE DATA
Closing price	$25.75	$23.45	$22.90	$22.96	$23.00
Diluted earnings multiple (1)	12.38	14.66	12.45	13.35	15.13
Book value multiple (2)	1.12	1.01	0.99	1.01	1.03
COMMON STOCK DATA
Outstanding shares at end of period	3,468,243	3,486,425	3,541,802	3,535,684	3,517,648
Weighted average shares outstanding	3,477,020	3,527,725	3,538,997	3,531,134	3,512,978
Weighted average shares outstanding, diluted	3,477,020	3,527,725	3,538,997	3,531,134	3,512,978
CAPITAL RATIOS
Total equity to total assets	11.34%	12.07%	12.02%	12.02%	12.00%
CREDIT QUALITY
Net charge-offs to average loans	0.01%	0.15%	0.02%	0.03%	-0.04%
Total non-performing loans to total loans	1.35%	1.47%	0.78%	0.88%	1.13%
Total non-performing assets to total assets	1.05%	1.26%	0.67%	0.76%	0.95%
Non-accrual loans to:
total loans	1.35%	1.41%	0.77%	0.87%	1.07%
total assets	1.00%	1.08%	0.59%	0.67%	0.81%
Allowance for loan losses to:
total loans	0.87%	0.91%	0.96%	0.98%	1.00%
non-performing assets	61.13%	55.36%	109.64%	99.05%	80.45%
non-accrual loans	64.44%	64.24%	124.99%	112.28%	93.81%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$8	$300	$33	$24	$307
Non-accrual loans	6,991	7,251	3,978	4,456	5,285
Other real estate owned and repossessed assets	370	863	524	571	571
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$135	$316	$82	$72	$17
(Recoveries)	(124)	(127)	(51)	(38)	(61)
Net charge-offs (recoveries)	11	189	31	34	(44)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(142)	$(125)	$—	$79	$(250)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,658	$4,972	$5,003	$4,958	$5,164
Provision	(142)	(125)	—	79	(250)
Net charge-offs (recoveries)	11	189	31	34	(44)
Balance at the end of period	$4,505	$4,658	$4,972	$5,003	$4,958

(1)	The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Unaudited	Audited
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Assets
Cash and due from banks	$35,125	$19,286	$29,594	$25,451	$23,221
Federal funds sold	156	108	—	—	—
Securities available for sale, at fair value	120,329	106,622	104,699	102,251	107,718
Loans, net of allowance for loan losses	512,437	509,654	512,434	506,030	490,615
Bank premises and equipment, net	20,169	20,278	20,495	20,756	20,964
Other assets	11,933	12,473	10,166	9,783	9,136

Total assets	$700,149	$668,421	$677,388	$664,271	$651,654

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$208,948	$203,626	$197,524	$193,276	$186,133
Savings and interest bearing demand deposits	306,847	288,535	284,572	279,033	272,214
Time deposits	88,082	88,861	89,133	87,130	92,371

Total deposits	$603,877	$581,022	$571,229	$559,439	$550,718
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank advances	—	—	20,000	20,000	20,000
Trust preferred capital notes	—	—	—	—	—
Other liabilities	16,856	6,692	4,764	4,990	2,715
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$620,733	$587,714	$595,993	$584,429	$573,433

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,633	8,666	8,817	8,791	8,758
Surplus	12,642	12,951	14,129	13,936	13,730
Retained earnings	58,165	57,125	56,405	55,501	54,682
Accumulated other comprehensive income	(24)	1,965	2,044	1,614	1,051

Total shareholders’ equity	$79,416	$80,707	$81,395	$79,842	$78,221

Total liabilities and shareholders’ equity	$700,149	$668,421	$677,388	$664,271	$651,654

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Interest and Dividend Income
Interest and fees on loans	$576	$5,473	$23,037	$21,751
Interest on federal funds sold	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	393	426	1,669	1,645
Interest income exempt from federal income taxes	230	238	925	972
Dividends	13	25	81	99
Interest on deposits in banks	20	7	73	26

Total interest and dividend income	$6,442	$6,169	$25,785	$24,493

Interest Expense
Interest on deposits	$196	$190	$787	$741
Interest on federal funds purchased and securities sold under agreements to repurchase	—	—	1	10
Interest on Federal Home Loan Bank advances	—	67	136	336
Interest on trust preferred capital notes	24	45	143	260

Total interest expense	$220	$302	$1,067	$1,347

Net interest income	$6,222	$5,867	$24,718	$23,146
Provision For Loan Losses	(142)	(250)	(188)	(227)

Net interest income after provision for loan losses	$6,364	$6,117	$24,906	$23,373

Noninterest Income
Income from fiduciary activities	$333	$236	$1,356	$1,338
Service charges on deposit accounts	326	319	1,227	1,244
Other service charges and fees	893	769	3,713	3,375
(Loss) Gain on the sale of bank premises and equipment	—	(81)	(10)	(76)
Gain on sales of AFS securities	5	8	98	124
Gain on redemption of trust preferred debt	—	—	—	2,424
Other operating income	52	84	285	9

Total noninterest income	$1,609	$1,335	$6,669	$8,438

Noninterest Expenses
Salaries and employee benefits	$3,187	$3,121	$13,015	$12,318
Occupancy expenses	355	387	1,486	1,563
Equipment expenses	307	383	1,333	1,102
Advertising and marketing expenses	135	154	633	612
Stationery and supplies	32	63	201	242
ATM network fees	224	210	903	805
Other real estate owned expenses	9	252	61	336
Loss (gain) on the sale of other real estate owned	67	(127)	102	46
FDIC assessment	(2)	120	304	439
Computer software expense	176	149	623	696
Bank franchise tax	125	131	501	505
Professional fees	175	311	949	1,025
Other operating expenses	606	492	2,541	2,838

Total noninterest expenses	$5,395	$5,773	$22,652	$22,481

Income before income taxes	$2,578	$1,679	$8,923	$9,330
Income Tax Expense	772	324	2,553	2,433

Net income	$1,806	$1,355	$6,370	$6,897

Earnings Per Share
Net income per common share, basic	$0.52	$0.38	$1.81	$1.97

Net income per common share, diluted	$0.52	$0.38	$1.81	$1.97

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Year Ended
	December 31, 2016			December 31, 2015
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Securities:
Taxable	$74,313	$1,616	2.17%	$72,804	$1,745	2.46%
Tax-Exempt (1)	33,634	1,384	4.12%	31,234	1,472	4.58%

Total Securities	$107,947	$3,000	2.78%	$104,038	$3,217	3.10%
Loans:
Taxable	$502,710	$22,803	4.54%	$479,294	$21,523	4.49%
Non-accrual	7,248	—	0.00%	5,451	—	0.00%
Tax-Exempt (1)	6,224	327	5.25%	6,406	346	5.09%

Total Loans	$516,182	$23,130	4.48%	$491,151	$21,869	4.44%
Federal funds sold	115	1	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	14,527	82	0.53%	12,170	26	0.23%

Total earning assets	$632,423	$26,213	4.14%	$601,908	$25,112	4.17%
Allowance for loan losses	(4,723)			(5,160)
Total non-earning assets	45,203			43,494

Total assets	$672,903			$640,242

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$81,384	$91	0.11%	$81,189	$85	0.10%
Money market accounts	122,881	203	0.17%	104,364	113	0.11%
Savings accounts	92,831	58	0.06%	79,376	41	0.05%
Time deposits:
$100,000 and more	46,277	280	0.61%	37,126	170	0.51%
Less than $100,000	41,660	147	0.35%	56,207	332	0.56%

Total interest-bearing deposits	$385,033	$779	0.20%	$358,262	$741	0.21%
Federal funds purchased and securities sold under agreements to repurchase	—	—	0.00%	2	10	0.00%
Federal Home Loan Bank advances	—	—	0.00%	23,152	336	1.15%
Trust preferred capital notes	—	95	0.00%	—	260	0.00%

Total interest-bearing liabilities	$386,157	$874	0.23%	$381,416	$1,347	0.31%

Noninterest-bearing liabilities:
Demand deposits	205,358			181,147
Other Liabilities	2,727			—

Total liabilities	$593,118			$562,563
Shareholders’ equity	79,785			77,679

Total liabilities and shareholders’ equity	$672,903			$640,242

Net interest income		$25,338			$23,876

Net interest spread			3.92%			3.85%
Interest expense as a percent of average earning assets			0.14%			0.20%
Net interest margin			4.01%			3.97%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Year Ended
	December 31, 2016			December 31, 2015
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Securities:
Taxable	$72,824	$1,669	2.29%	$71,159	$1,745	2.45%
Tax-Exempt (1)	32,495	1,402	4.31%	31,592	1,472	4.66%

Total Securities	$105,319	$3,071	2.92%	$102,751	$3,217	3.13%
Loans:
Taxable	$497,720	$23,037	4.63%	$465,444	$21,523	4.62%
Non-accrual	5,891	—	0.00%	6,446	—	0.00%
Tax-Exempt (1)	6,423	336	5.24%	7,210	346	4.80%

Total Loans	$510,034	$23,373	4.58%	$479,100	$21,869	4.56%
Federal funds sold	36	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	15,179	73	0.48%	12,174	26	0.21%

Total earning assets	$624,677	$26,517	4.24%	$587,579	$25,112	4.27%
Allowance for loan losses	(4,967)			(5,374)
Total non-earning assets	44,440			45,027

Total assets	$664,150			$627,232

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$81,966	$93	0.11%	$80,809	$85	0.11%
Money market accounts	117,210	201	0.17%	99,088	113	0.11%
Savings accounts	87,035	51	0.06%	76,054	41	0.05%
Time deposits:
$100,000 and more	44,194	255	0.58%	36,098	170	0.47%
Less than $100,000	45,133	187	0.41%	57,992	332	0.57%

Total interest-bearing deposits	$375,538	$787	0.21%	$350,041	$741	0.21%
Federal funds purchased and securities sold under agreements to repurchase	73	—	0.00%	1,154	10	0.87%
Federal Home Loan Bank advances	10,546	—	0.00%	24,849	336	1.35%
Trust preferred capital notes	—	—	0.00%	4,441	260	5.85%

Total interest-bearing liabilities	$386,157	$787	0.20%	$380,485	$1,347	0.35%

Noninterest-bearing liabilities:
Demand deposits	195,428			171,508
Other Liabilities	2,752			—

Total liabilities	$584,337			$551,993
Shareholders’ equity	79,813			75,239

Total liabilities and shareholders’ equity	$664,150			$627,232

Net interest income		$25,730			$23,765

Net interest spread			4.04%			3.92%
Interest expense as a percent of average earning assets			0.13%			0.23%
Net interest margin			4.12%			4.04%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
GAAP Financial Measurements:
Interest Income - Loans	$5,786	$5,658	$5,884	$5,709	$5,473
Interest Income - Securities and Other Interest-Earnings Assets	657	620	759	712	696
Interest Expense - Deposits	196	197	193	201	190
Interest Expense - Other Borrowings	24	45	104	106	112

Total Net Interest Income	$6,223	$6,036	$6,346	$6,114	$5,867
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$28	$30	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	118	119	119	120	123

Total Tax Benefit on Tax-Exempt Interest Income	146	$147	$149	$148	$151

Tax-Equivalent Net Interest Income	$6,369	$6,183	$6,495	$6,262	$6,018